UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 EDO Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    281347104

                                 (CUSIP Number)

                                  March 29,2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 17 Pages

CUSIP No. 0000031617                    13G                  Page 2 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
NUMBER OF      --------------------------------------------------------

SHARES         (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
BENEFICIALLY        (See Item 4(a))

                    41,457 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
                    (See Item 4(a))

                    41,457 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   4.0% Convertible Senior Notes due 2025,
                   convertible into 1,049,600 shares of Common Stock (See Item 4(a))

                   41,457 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0000031617                    13G                  Page 3 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
NUMBER OF      --------------------------------------------------------

SHARES         (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
BENEFICIALLY        (See Item 4(a))

                    41,457 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
                    (See Item 4(a))

                    41,457 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   4.0% Convertible Senior Notes due 2025,
                   convertible into 1,049,600 shares of Common Stock (See Item 4(a))

                   41,457 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                   ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0000031617                    13G                  Page 4 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
NUMBER OF      --------------------------------------------------------

SHARES         (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
BENEFICIALLY        (See Item 4(a))

                    41,457 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
                    (See Item 4(a))

                    41,457 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   4.0% Convertible Senior Notes due 2025,
                   convertible into 1,049,600 shares of Common Stock (See Item 4(a))

                   41,457 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0000031617                    13G                  Page 5 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
NUMBER OF      --------------------------------------------------------

SHARES         (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
BENEFICIALLY        (See Item 4(a))

                    41,457 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
                    (See Item 4(a))

                    41,457 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   4.0% Convertible Senior Notes due 2025,
                   convertible into 1,049,600 shares of Common Stock (See Item 4(a))

                   41,457 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0000031617                    13G                  Page 6 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
NUMBER OF      --------------------------------------------------------

SHARES         (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
BENEFICIALLY        (See Item 4(a))

                    41,457 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
                    (See Item 4(a))

                    41,457 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   4.0% Convertible Senior Notes due 2025,
                   convertible into 1,049,600 shares of Common Stock (See Item 4(a))

                   41,457 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0000031617                    13G                  Page 7 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
NUMBER OF      --------------------------------------------------------

SHARES         (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
BENEFICIALLY        (See Item 4(a))

                    41,457 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
                    (See Item 4(a))

                    41,457 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   4.0% Convertible Senior Notes due 2025,
                   convertible into 1,049,600 shares of Common Stock (See Item 4(a))

                   41,457 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0000031617                    13G                  Page 8 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC          20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
NUMBER OF      --------------------------------------------------------

SHARES         (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
BENEFICIALLY        (See Item 4(a))

                    41,457 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
                    (See Item 4(a))

                    41,457 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   4.0% Convertible Senior Notes due 2025,
                   convertible into 1,049,600 shares of Common Stock (See Item 4(a))

                   41,457 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0000031617                    13G                  Page 9 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
NUMBER OF      --------------------------------------------------------

SHARES         (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
BENEFICIALLY        (See Item 4(a))

                    41,457 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
                    (See Item 4(a))

                    41,457 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   4.0% Convertible Senior Notes due 2025,
                   convertible into 1,049,600 shares of Common Stock (See Item 4(a))

                   41,457 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0000031617                    13G                  Page 10 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
               (5)  SOLE VOTING POWER
                    0
NUMBER OF      --------------------------------------------------------

SHARES         (6)  SHARED VOTING POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
BENEFICIALLY        (See Item 4(a))

                    41,457 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4.0% Convertible Senior Notes due 2025,
                    convertible into 1,049,600 shares of Common Stock
                    (See Item 4(a))

                    41,457 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   4.0% Convertible Senior Notes due 2025,
                   convertible into 1,049,600 shares of Common Stock (See Item 4(a))

                   41,457 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0000031617                    13G                  Page 11 of 17 Pages

Item 1.

(a)  Name of Issuer

        EDO Corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices

        60 East 42nd Street, 42nd Floor
        New York, New York  10165

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


        Highbridge International LLC
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital Corporation
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:    State of Delaware

        Highbridge Master L.P.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        Highbridge GP, Ltd.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:   Cayman Islands, British West Indies

CUSIP No. 0000031617                    13G                  Page 12 of 17 Pages

         Highbridge GP, LLC
         c/o Harmonic Fund Services
         Cayman Financial Centre
         Tower C
         36 Dr. Roy's Drive
         George Town, Grand Cayman
         Cayman Islands, British West Indies
         Citizenship:   Cayman Islands, British West Indies

         Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York  10019
         Citizenship:  State of Delaware

         Glenn Dubin
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  United States

         Henry Swieca
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  United States

Item 2(d)  Title of Class of Securities

         Common Stock, par value $1.00 per share ("Common Stock")

Item 2(e)  CUSIP Number

         0000031617

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
  (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 0000031617                    13G                  Page 13 of 17 Pages


(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

              As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 4.0% Convertible Senior Subordinated Notes due 2025 convertible into 1,049,600 shares of Common Stock and (ii) 41,457 shares of Common Stock issuable to Highbridge International LLC and two managed accounts.

Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Highbridge Capital Management, LLC has investment and discretionary authority over the assets of Highbridge International LLC and two managed accounts. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC and two managed accounts.

         (b)  Percent of class:

              The Company's annual report on Form 10-K that was filed on March 2, 2006, indicates there were approximately 20,198,731 shares of Common Stock outstanding as of February 24, 2006. Therefore, based on the Company's outstanding shares of Common Stock and the Common Stock issuable upon the conversion of the 4.0% Convertible Senior Subordinated Notes due 2025, issued by the Company, the Reporting Persons may be deemed to beneficially own approximately 5.13% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote

CUSIP No. 0000031617                    13G                  Page 14 of 17 Pages

                    0

              (ii)  Shared power to vote or to direct the vote

                    See Item 4(a)

              (iii) Sole power to dispose or to direct the disposition of

                     0

              (iv) Shared power to dispose or to direct the disposition of

                    See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

       Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

       Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

       Not applicable.

Item 8.  Identification and Classification of Members of the Group

         See Exhibit I.


Item 9.  Notice of Dissolution of Group

       Not applicable.

Item 10. Certification

              By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of April 7, 2006, by and among Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 0000031617                    13G                  Page 15 of 17 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: April 7, 2006

HIGHBRIDGE INTERNATIONAL LLC                 HIGHBRIDGE CAPITAL L.P.

                                             By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                        its General Partner
    -----------------------------
Name: Howard Feitelberg
Title: Director


                                             By: /s/ Clive Harris
                                                 ----------------------------
                                             Name: Clive Harris
                                             Title: Director


HIGHBRIDGE CAPITAL CORPORATION               HIGHBRIDGE GP, LTD.


By: /s/ Clive Harris
    -----------------------------
Name: Clive Harris
Title: Director                              By: /s/ Clive Harris
                                                 ------------------------------
                                             Name: Clive Harris
                                             Title: Director

HIGHBRIDGE MASTER L.P.                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.
    its General Partner
                                             By: /s/ Carolyn Rubin
                                                 ------------------------------
                                             Name: Carolyn Rubin
                                             Title: Deputy General Counsel

By: /s/ Clive Harris
    -----------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                         /s/ Henry Swieca
    -----------------------------           -----------------------------------
Name: Clive Harris                           HENRY SWIECA
Title: Director


/s/ Glenn Dubin
----------------------------------
GLENN DUBIN

CUSIP No. 0000031617                    13G                  Page 16 of 17 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $1.00 par value, of EDO Corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of April 7, 2006

HIGHBRIDGE INTERNATIONAL LLC                  HIGHBRIDGE CAPITAL L.P.

                                              By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                         its General Partner
    ------------------------------
Name: Howard Feitelberg
Title: Director

                                              By: /s/ Clive Harris
                                                  -----------------------------
                                              Name: Clive Harris
                                              Title: Director


----------------------------------
HIGHBRIDGE CAPITAL CORPORATION                HIGHBRIDGE GP, LTD.


By: /s/ Clive Harris
    ------------------------------
Name: Clive Harris
Title: Director                               By: /s/ Clive Harris
                                                  -----------------------------
                                              Name: Clive Harris
                                              Title: Director

HIGHBRIDGE MASTER L.P.                        HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.
    its General Partner
                                              By: /s/ Carolyn Rubin
                                                  -----------------------------
                                              Name: Carolyn Rubin
                                              Title: Deputy General Counsel

By: /s/ Clive Harris
    -----------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                             /s/ Henry Swieca
    ------------------------------               ------------------------------
Name: Clive Harris                               HENRY SWIECA
Title: Director

CUSIP No. 0000031617                    13G                  Page 17 of 17 Pages


/s/ Glenn Dubin
----------------------------------
GLENN DUBIN